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                                                                    Exhibit 99.3


            Consent of Independent Registered Public Accounting Firm


The Board of Directors
North Fork Bancorporation, Inc.:

We consent to incorporation by reference in Amendment No. 2 to the Registration Statement (No. 333-114173) on Form S-4 of North Fork Bancorporation, Inc. of our report dated February 25, 2004, relating to the consolidated statements of condition of The Trust Company of New Jersey as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Current Report on Form 8-K dated March 4, 2004 of North Fork Bancorporation, Inc., incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the Registration Statement.


/s/ KPMG LLP


KPMG LLP


New York, New York
July 23, 2004